Exhibit 99.1

FREENOME HOLDINGS, INC.
Condensed Consolidated Balance Sheets (unaudited)
(in thousands, except shares and par value data)

	June 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$85,467	$78,558
Marketable securities	16,557	138,106
Accounts and other receivables	3,547	1,307
Prepaid expenses and other current assets	7,695	8,520
Total current assets	113,266	226,491
Property and equipment, net	156,961	155,776
Operating lease right-of-use assets, net	95,806	97,055
Intangible assets, net	2,758	3,300
Goodwill	10,513	10,513
Other long-term assets	9,635	4,800
Restricted cash	9,560	9,118
Total assets	$398,499	$507,053
Liabilities, Convertible Preferred Stock, and Stockholders’ Deficit
Current liabilities:
Accounts payable	$12,852	$6,084
Accrued compensation and other related benefits	8,991	13,424
Accrued expenses and other current liabilities	3,390	3,783
Deferred revenue, current	71,106	7,123
Current portion of lease liabilities	11,194	10,114
Total current liabilities	107,533	40,528
Long-term liabilities:
Lease liabilities, net of current portion	193,036	199,015
Convertible note, at fair value	41,700	41,600
Convertible note, related party	65,523	60,895
Deferred revenue, non-current	—	49,138
Other long-term liabilities	17,318	15,433
Total liabilities	425,110	406,609
Commitments and contingencies (Note 13)
Redeemable convertible preferred stock, $0.0001 par value – 213,700,719 shares authorized; 212,541,832 shares issued and outstanding as of June 30, 2026, and December 31, 2025.	1,363,580	1,363,580
Stockholders’ deficit
Common stock, $0.0001 par value – 302,184,000 shares authorized; 26,267,598 shares issued and outstanding as of June 30, 2026, and December 31, 2025.	3	3
Additional paid-in capital	89,471	83,834
Accumulated other comprehensive gain	28	132
Accumulated deficit	(1,479,693)	(1,347,105)
Total stockholders’ deficit	(1,390,191)	(1,263,136)
Total liabilities, convertible preferred stock, and stockholders’ deficit	$398,499	$507,053

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FREENOME HOLDINGS, INC.
Condensed Consolidated Statements of Operations (unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenue:
License and collaboration revenue	$1,465	$—	$5,155	$—
Service and other revenue	809	1,101	1,341	1,495
Total revenue	2,274	1,101	6,496	1,495
Operating costs and expenses:
Cost of services	497	509	937	884
Research and development	54,273	47,057	106,387	94,865
General and administrative	12,711	13,723	26,624	26,008
Total operating costs and expenses	67,481	61,289	133,948	121,757
Loss from operations	(65,207)	(60,188)	(127,452)	(120,262)
Other income (expense), net:
Interest and investment income, net	1,038	1,514	2,729	3,717
Interest expense	(4,859)	(1)	(7,863)	(3)
Other (expense), net	(1)	(56)	(2)	(57)
Net loss	$(69,029)	$(58,731)	$(132,588)	$(116,605)

Net loss per share attributable to common stockholders, basic and diluted	$(2.59)	$(2.22)	$(4.97)	$(4.41)
Weighted-average shares of common stock outstanding, basic and diluted	26,696,158	26,439,086	26,696,158	26,423,995

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FREENOME HOLDINGS, INC.
Condensed Consolidated Statements of Comprehensive Loss (unaudited)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net loss	$(69,029)	$(58,731)	$(132,588)	$(116,605)
Other comprehensive income (loss):
Unrealized gain (loss) on available for-sale securities	2	(5)	(85)	(87)
Foreign currency translation adjustments	—	49	(19)	64
Other comprehensive income (loss)	2	44	(104)	(23)
Comprehensive loss	$(69,027)	$(58,687)	$(132,692)	$(116,628)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FREENOME HOLDINGS, INC.
Condensed Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit (unaudited)
(in thousands, except share amounts)

	Three Months Ended June 30, 2026
	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Gain	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of March 31, 2026	212,541,832	$1,363,580	26,267,598	$3	$86,737	$26	$(1,410,664)	$(1,323,898)
Stock-based compensation expense	—	—	—	—	2,734	—	—	2,734
Unrealized gain on available for-sale securities	—	—	—	—	—	2	—	2
Net loss	—	—	—	—	—	—	(69,029)	(69,029)
Balance as of June 30, 2026	212,541,832	$1,363,580	26,267,598	$3	$89,471	$28	$(1,479,693)	$(1,390,191)

	Three Months Ended June 30, 2025
	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Gain (Loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of March 31, 2025	212,541,832	$1,363,580	25,982,283	$3	$74,938	$35	$(1,185,636)	$(1,110,660)
Issuance of shares upon exercise of stock options	—	—	59,277	(1)	83	—	—	82
Stock-based compensation expense	—	—	—	—	2,738	—	—	2,738
Unrealized loss on available for-sale securities	—	—	—	—	—	(5)	—	(5)
Foreign currency translation adjustment	—	—	—	—	—	49	—	49
Net loss	—	—	—	—	—	—	(58,731)	(58,731)
Balance as of June 30, 2025	212,541,832	$1,363,580	26,041,560	$2	$77,759	$79	$(1,244,367)	$(1,166,527)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

FREENOME HOLDINGS, INC.
Condensed Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit (unaudited)
(in thousands, except share amounts)

	Six Months Ended June 30, 2026
	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Treasury Stock	Accumulated Other Comprehensive Gain (Loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of December 31, 2025	212,541,832	$1,363,580	26,267,598	$3	$83,834	$—	$132	$(1,347,105)	$(1,263,136)
Stock-based compensation expense	—	—	—	—	5,637	—	—	—	5,637
Unrealized loss on available for-sale securities	—	—	—	—	—	—	(85)	—	(85)
Foreign currency translation adjustment	—	—	—	—	—	—	(19)	—	(19)
Net loss	—	—	—	—	—	—	—	(132,588)	(132,588)
Balance as of June 30, 2026	212,541,832	$1,363,580	26,267,598	$3	$89,471	$—	$28	$(1,479,693)	$(1,390,191)

	Six Months Ended June 30, 2025
	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Treasury Stock	Accumulated Other Comprehensive Gain (Loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of December 31, 2024	212,541,832	$1,363,580	25,973,713	$3	$75,259	$(2,619)	$102	$(1,127,762)	$(1,055,017)
Retirement of treasury stock	—	—	—	—	(2,619)	2,619	—	—	—
Issuance of shares upon exercise of stock options	—	—	67,847	(1)	105	—	—	—	104
Stock-based compensation expense	—	—	—	—	5,014	—	—	—	5,014
Unrealized loss on available for-sale securities	—	—	—	—	—	—	(87)	—	(87)
Foreign currency translation adjustment	—	—	—	—	—	—	64	—	64
Net loss	—	—	—	—	—	—	—	(116,605)	(116,605)
Balance as of June 30, 2025	212,541,832	$1,363,580	26,041,560	$2	$77,759	$—	$79	$(1,244,367)	$(1,166,527)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

FREENOME HOLDINGS, INC.
Condensed Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Six Months Ended June 30,
	2026	2025
Cash flows from operating activities
Net loss	$(132,588)	$(116,605)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	12,308	12,014
Noncash lease expense	1,249	3,024
Stock-based compensation expense	5,637	5,014
Net accretion and amortization of investments in marketable securities	(1,689)	(2,581)
Non-cash interest expense and amortization of debt issuance costs	6,513	—
Change in fair value of convertible note	100	—
Changes in operating assets and liabilities:
Accounts and other receivables	(2,240)	319
Prepaid expenses and other current assets	825	(1,231)
Other long-term assets	—	269
Accounts payable	7,802	(1,886)
Accrued compensation and other related benefits	(4,433)	(5,143)
Accrued expenses and other current liabilities	(540)	201
Deferred revenue	14,845	—
Operating lease liabilities	(4,899)	6,959
Net cash used in operating activities	(97,110)	(99,646)
Cash flows from investing activities
Purchases of marketable securities	(22,547)	(67,492)
Proceeds from maturities of marketable securities	145,700	177,800
Purchases of property and equipment	(12,488)	(17,564)
Net cash provided by investing activities	110,665	92,744
Cash flows from financing activities
Payments made on finance leases	—	(135)
Payment for offering costs	(6,185)	—
Proceeds from issuance of common stock upon exercise of stock options	—	104
Net cash used in financing activities	(6,185)	(31)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(19)	64
Net increase (decrease) in cash and cash equivalents	7,351	(6,869)
Cash, cash equivalents and restricted cash at beginning of period	87,676	76,170
Cash, cash equivalents and restricted cash at end of period	$95,027	$69,301
Reconciliation to amounts on the Condensed Consolidated Balance Sheets:
Cash and cash equivalents	$85,467	$60,183
Restricted cash	9,560	9,118
Total cash, cash equivalents and restricted cash	$95,027	$69,301
Supplemental disclosures of noncash investing and financing activities:
Purchases of property and equipment in accounts payable and accrued expenses	$463	$26
Unpaid deferred offering costs included in accounts payable and accrued expenses	$2,330	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FREENOME HOLDINGS, INC.
Notes to the Condensed Consolidated Financial Statements (unaudited)

Note 1—Organization and Summary of Significant Accounting Policies

Description of Business

Freenome Holdings, Inc. (together with its wholly-owned subsidiaries, the “Company”) is a biotechnology company pioneering an early cancer detection platform. The Company’s initial programs are focused on colorectal cancer with a pipeline of single-cancer and multi-cancer tests under development, including lung, breast, cervical, liver, pancreatic and esophageal cancers.

The Company was incorporated in Delaware in 2016. The Company’s headquarters are located in Brisbane, California.

Basis of Presentation and Principles of Consolidation

The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (‘‘U.S. GAAP’’), pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) for reporting interim financial information. Any reference in these notes to applicable accounting guidance is meant to refer to the authoritative U.S. GAAP included in the Accounting Standards Codifications (“ASCs”) and Accounting Standards Updates (“ASUs”) issued by the Financial Accounting Standards Board (“FASB”). The unaudited interim condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

The condensed consolidated balance sheet as of December 31, 2025, included herein, was derived from the audited consolidated financial statements as of that date. Certain information and footnote disclosures typically included in the Company’s audited consolidated financial statements have been condensed or omitted. The accompanying unaudited interim condensed consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and reflect all adjustments of a normal and recurring nature that are necessary for the fair presentation of the Company’s financial position, results of operations, and cash flows for the periods presented, but are not necessarily indicative of results to be expected for any future annual or interim period. These unaudited interim condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and footnotes for the year ended December 31, 2025, included in the proxy statement/prospectus filed with the SEC on June 17, 2026.

Use of Estimates

The preparation of unaudited interim condensed consolidated financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the unaudited interim condensed consolidated financial statements, the reported amounts of revenue and expenses during the reported periods, and the accompanying notes. The Company bases its estimates and judgments on historical experience and on various other assumptions that the Company believes are reasonable under the circumstances. These estimates are based on management’s knowledge about current events and expectations about actions the Company may undertake in the future. Actual results could differ materially from those estimates.

These judgments, estimates and assumptions made by management include, but are not limited to, the determination of:

●	fair value of the Company’s convertible preferred stock;
●	fair value of the Company’s common stock;
●	impairment assessment of goodwill and intangible assets;
●	impairment assessment and recoverability of long-lived assets;
●	stock-based compensation expense and related assumptions;
●	income tax uncertainties and valuation allowance for deferred tax assets;
●	performance obligations within a contract and the determination of standalone selling price (“SSP”) for each performance obligation; and
●	the fair value of the convertible notes.

Summary of Significant Accounting Policies

The significant accounting policies used by the Company in its presentation of interim financial results are consistent with those described in Note 2 to the Company’s audited consolidated financial statements for the year ended December 31, 2025, issued on March 30, 2026. During the six months ended June 30, 2026, there were no significant changes in the Company’s significant accounting policies from those disclosed in its consolidated financial statements for the year ended December 31, 2025.

Liquidity and Capital Resources

The Company has incurred losses and negative cash flows from operations since its inception. During the six months ended June 30, 2026, the Company incurred a net loss of $132.6 million, used $97.1 million of cash in operations and had an accumulated deficit of $1.5 billion. As of June 30, 2026, the Company had approximately $102.0 million in cash, cash equivalents, and short-term marketable securities. Based on its current operating plan, the Company believes that its cash, cash equivalents, and short-term marketable securities as of June 30, 2026, together with the net proceeds of $295.5 million from the Business Combination with PCSC described in Note 17, will be sufficient to fund its anticipated operating expenses and capital expenditure requirements for at least the next 12 months from the date of issuance of these unaudited interim condensed consolidated financial statements.

The Company expects to incur additional losses in the future and will be required to raise additional capital to further advance its research and development (“R&D”) programs, prepare for potential regulatory submissions, commercialize tests that receive regulatory approval, if any, operate its business, and meet its financial obligations as they come due. If the Company has insufficient funding to meet its working capital needs, it could be required to modify, delay, or reduce the scope of, or terminate some of, its R&D activities and/or limit or cease operations, which could harm its business, operating results, financial condition, and ability to achieve its intended business objectives. If the Company’s cash, cash equivalents, and marketable securities are not sufficient to enable the Company to fund its operations, the Company may need to raise additional funds through the sale of additional equity, debt financings, grants, or strategic alliances with third parties, which may be dilutive to existing stockholders. There can be no assurances that such funding sources will be available at terms acceptable to the Company, or at all.

Risks and Uncertainties

The Company is subject to risks and uncertainties common to companies in the biopharmaceutical and diagnostic test industries, including, but not limited to, risks associated with failure or unsatisfactory results of nonclinical and clinical studies, the need for significant capital to fund clinical trials and development of its diagnostic test candidates, dependence on strategic relationships with collaboration partners and key personnel, the ability to develop, secure, and protect proprietary technology rights, compliance with government regulations, the development of technological innovations by competitors, and dependence on third-party service providers.

The Company relies on a limited number of third-party manufacturers and service providers, some of whom are sole suppliers or service providers, for a portion of the components, accessories, reagents, materials, and equipment that it uses in its operations. A disruption or interruption in supply from these suppliers, or in the operations of such suppliers, would negatively impact the Company’s business, supply chain, and laboratory operations.

The Company’s business and operations may be affected by worldwide economic conditions, which may continue to be impacted by global macroeconomic challenges, such as the effects of the ongoing geopolitical conflicts, tariffs, and uncertainty in the financial markets, including disruptions in the banking industry and inflationary trends.

Recently Issued Accounting Standards Not Yet Adopted

In November 2024, the Financial Accounting Standards Board (FASB) issued ASU 2024-03, Income Statement (Subtopic 220-40): Reporting Comprehensive Income - Expense Disaggregation Disclosures, which requires an entity to disclose on an annual and interim basis, disaggregated information about specific income statement expense categories. The standard will be effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027, with early adoption permitted. The guidance should be applied prospectively with the option to apply the standard retrospectively. The Company is currently evaluating the disclosure requirements related to this new standard.

In May 2025, the FASB issued ASU No. 2025-03, Determining the Accounting Acquirer in the Acquisition of a Variable Interest Entity, which revises current guidance for determining the accounting acquirer for a transaction effected primarily by exchanging equity interests in which the legal acquiree is a variable interest entity that meets the definition of a business. The amendments require that an entity consider the same factors that are currently required for determining which entity is the accounting acquirer in other acquisition transactions. The standard is effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods within those annual reporting periods, with early adoption permitted. The standard is required to be applied prospectively. The Company is evaluating adoption timing and the impact the standard will have on its financial statements and related disclosures.

In December 2025, the FASB issued ASU 2025-11, Interim Reporting (Topic 270): Narrow-Scope Improvements. ASU 2025-11 improves clarity for interim financial reporting requirements under the existing guidance within ASC 270, Interim Reporting. ASU 2025-11 is effective for public entities with annual periods beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact of ASU 2025-11 on its financial statements and related disclosures.

Note 2—Certain Balance Sheet Components

Cash, Cash Equivalents, and Restricted Cash

Cash and cash equivalents include cash deposits in banks and highly liquid investments that are readily convertible to cash (maturity of three months or less at the time of purchase).

Restricted cash consists of funds held or designated to satisfy the requirements of certain agreements that are restricted in their use. As of June 30, 2026 and December 31, 2025, the Company’s restricted cash consisted of cash deposits required to support irrevocable standby letters of credit provided to the landlord pursuant to certain lease agreements. The Company determines current or non-current classification of restricted cash on the consolidated balance sheets based on the expected duration of the restriction. The Company’s restricted cash totaled $9.6 million and $9.1 million at June 30, 2026, and December 31, 2025, respectively.

Property and Equipment

Property and equipment, net consists of the following (in thousands):

	June 30, 2026	December 31, 2025
Leasehold improvements	$147,924	$147,924
Laboratory machinery and equipment	43,751	40,669
Machinery and equipment	7,514	7,514
Computer hardware and software	4,925	4,905
Furniture and fixtures	4,140	4,140
Construction in progress	9,965	847
Subtotal	218,219	205,999
Less: accumulated depreciation and amortization	(61,258)	(50,223)
Total property and equipment, net	$156,961	$155,776

 Depreciation expense related to property and equipment was $5.9 million and $5.7 million for the three months ended June 30, 2026, and 2025, respectively and $11.8 million and $11.5 million for the six months ended June 30, 2026 and 2025, respectively, and were recorded in both R&D expenses and general and administrative (“G&A”) expenses in the condensed consolidated statements of operations.

Accrued compensation and other related benefits

Accrued compensation and other related benefits consists of the following (in thousands):

	June 30, 2026	December 31, 2025
Accrued bonuses	$7,597	$12,141
Accrued payroll and related expenses	917	916
Accrued other compensation related benefits	477	367
Total accrued compensation and other related benefits	$8,991	$13,424

Intangible Assets, net

The following table presents details of intangible assets, net as of June 30, 2026 (in thousands):

	June 30, 2026
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Remaining Weighted- Average Useful Life (in years)
Intangible assets acquired:
Acquired developed technology	$5,509	$(2,992)	$2,517	2.9
Customer relationships	529	(288)	241	2.9
Total intangible assets acquired	$6,038	$(3,280)	$2,758

The following table presents details of intangible assets, net as of December 31, 2025 (in thousands):

	December 31, 2025
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Remaining Weighted- Average Useful Life (in years)
Intangible assets acquired:
Acquired developed technology	$5,509	$(2,498)	$3,011	3.4
Customer relationships	529	(240)	289	3.4
Total intangible assets acquired	$6,038	$(2,738)	$3,300

Amortization expense of finite-lived intangible assets was $0.3 million for the three months ended June 30, 2026 and 2025, respectively, and $0.5 million for the six months ended June 30, 2026 and 2025, respectively.

The following table summarizes the Company’s estimated future amortization expense of finite-lived intangible assets as of June 30, 2026 (in thousands):

Year Ending June 30,	Total
2026 (remainder of year)	$464
2027	1,006
2028	1,006
2029	282
Total	$2,758

Note 3— Fair Value Measurements

The preparation of the Company’s unaudited interim condensed consolidated financial statements in accordance with U.S. GAAP requires certain assets and liabilities to be reflected at their fair value. Fair value is defined as the exchange price, or exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The fair value hierarchy contains three levels of inputs that may be used to measure fair value, in accordance with ASC 820, Fair Value Measurement, the first two are considered observable and the last is considered unobservable. These levels are as follows:

●	Level 1—inputs, which include unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access;

●
Level 2— inputs, which include observable inputs other than Level 1 inputs, such as quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability; and

●
Level 3— inputs, which include unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the underlying asset or liability. Level 3 assets and liabilities include those whose fair value measurements are determined using pricing models, discounted cash flow methodologies, or similar valuation techniques, as well as significant management judgment or estimation.

To the extent the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. Marketable securities that are classified as available-for-sale are recorded at estimated fair value and are included in Level 1 or Level 2 of the fair value hierarchy. The Company classifies its money market funds and U.S. treasury securities, which are valued based on quoted market prices in active markets with no valuation adjustment, as Level 1 assets within the fair value hierarchy.

The categorization of a financial instrument within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The carrying value of cash, accounts payable, accrued expenses and other current liabilities and convertible note, related party approximate fair value because of the short-term nature of those instruments.

The following table summarizes the Company’s financial assets and liabilities measured at fair value on a recurring basis and their respective input levels based on the fair value hierarchy (in thousands):

	June 30, 2026
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents:
Money market funds	$50,261	$—	$—	$50,261
U.S. treasury securities	17,658	—	—	17,658
Total cash equivalents	67,919	—	—	67,919
Short-term marketable securities:
U.S. treasury securities	16,557	—	—	16,557
Total short-term marketable securities	16,557	—	—	16,557
Total assets subject to fair value measurements on a recurring basis	$84,476	$—	$—	$84,476
Liabilities:
Convertible note, at fair value	$—	$—	$41,700	$41,700
Total liabilities subject to fair value measurements on a recurring basis	$—	$—	$41,700	$41,700

	December 31, 2025
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents:
Money market funds	$40,320	$—	$—	$40,320
U.S. treasury securities	29,638	—	—	29,638
Total cash equivalents	69,958	—	—	69,958
Short-term marketable securities:
U.S. treasury securities	138,106	—	—	138,106
Total short-term marketable securities	138,106	—	—	138,106
Total assets subject to fair value measurements on a recurring basis	$208,064	$—	$—	$208,064
Liabilities:
Convertible note, at fair value	$—	$—	$41,600	$41,600
Total liabilities subject to fair value measurements on a recurring basis	$—	$—	$41,600	$41,600

There were no transfers between Level 1, Level 2 and Level 3 during the periods presented.

The Company elected to measure the Convertible Note issued to Exact Sciences Corporation (the “Exact Convertible Note”) using the fair value option at each reporting date. See Note 8 for more information regarding the Convertible Note issued to Exact Sciences.

The fair value of the Exact Convertible Note at June 30, 2026 and December 31, 2025 was determined using a Monte Carlo Simulation Model, which includes significant inputs not observable in the market, which causes it to be classified as a Level 3 measurement within the fair value hierarchy. The methodology consists of simulating the value of the stock price to maturity or early conversion to determine the timing and amount of the debt payoff. The payoff amount is then discounted back to the valuation date considering a Company specific cost of debt.

The significant unobservable inputs used in the valuation included the following:

	June 30, 2026	December 31, 2025
Estimated Stock Price	$3.28	$2.44
Credit Spread	9.6%	8.9%

The fair value of the Exact Convertible Note may change significantly by the estimated stock price and credit spread, impacting the Company’s assumptions regarding probabilities of outcomes used to estimate the fair value. The estimates of fair value may not be indicative of the amounts that could be realized in a current market exchange. Any increase or decrease in the fair value of the Company’s estimated stock price would result in an increase or decrease in the valuation of the Exact Convertible Note. A change in the credit spread would not impact the estimated fair value of the Company’s stock price. Accordingly, the use of a different market assumption may have a material effect on the estimated fair value amounts, and such changes could impact the Company’s results of operations in future periods. The change in fair value as of June 30, 2026 was $0.1 million and is recognized as interest expense and included in other expense, net in the condensed consolidated statements of operations.

The change in the fair value of the Exact Convertible Note is summarized in the following table (in thousands):

Balance at December 31, 2025	$41,600
Change in fair value	100
Balance at June 30, 2026	$41,700

Note 4— Investments in Marketable Securities

Investments in marketable available-for-sale securities consisted of the following (in thousands):

	June 30, 2026
	Amortized Cost	Gross Unrealized Gain	Gross Unrealized Loss	Estimated Fair Value
Cash equivalents:
Money market funds	$50,261	$—	$—	$50,261
U.S. treasury securities	17,658	—	—	17,658
Total cash equivalents	67,919	—	—	67,919
Short-term marketable securities:
U.S. treasury securities	16,558	—	(1)	16,557
Total short-term marketable securities	16,558	—	(1)	16,557
Total assets measured at fair value	$84,477	$—	$(1)	$84,476

	December 31, 2025
	Amortized Cost	Gross Unrealized Gain	Gross Unrealized Loss	Estimated Fair Value
Cash equivalents:
Money market funds	$40,320	$—	$—	$40,320
U.S. treasury securities	29,631	7	—	29,638
Total cash equivalents	69,951	7	—	69,958
Short-term marketable securities:
U.S. treasury securities	138,029	77	—	138,106
Total short-term marketable securities	138,029	77	—	138,106
Total assets measured at fair value	$207,980	$84	$—	$208,064

As of June 30, 2026 and December 31, 2025, the Company has not realized any impairment charges on its marketable securities related to expected credit losses. As of June 30, 2026 and December 31, 2025, the aggregate difference between the amortized cost and fair value of each security in an unrealized loss position was deemed to be minimal. Since any provision for expected credit losses for a security is limited to the amount the fair value less than its amortized cost, no allowance for expected credit loss was deemed necessary as of June 30, 2026 and December 31, 2025. The Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before recovery of their amortized cost basis, which may be maturity. None of the available-for-sale securities held as of June 30, 2026 and December 31, 2025 have been in an unrealized loss position for more than one year. See Note 3 for further information regarding the fair value of the Company’s investments in marketable securities.

There were no long-term marketable securities as of June 30, 2026, and December 31, 2025.

Note 5—Taxes

The Company had no current or deferred income tax expense or benefit during the three and six months ended June 30, 2026 and 2025. Deferred income taxes reflect the net tax effects of loss and credit carryforwards, as well as temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes. The realization of these deferred tax assets is dependent upon future taxable income, the amount and timing of which are currently uncertain. All of the Company's deferred tax assets—which include net operating loss carryforwards, tax credits related primarily to research and development, capitalized research and development costs, and operating lease liabilities—continue to have a full valuation allowance as of June 30, 2026. The Company will maintain this full valuation allowance until there is sufficient evidence to support the recoverability of its deferred tax assets.

Note 6—Revenue

Exclusive License Agreement with Exact Sciences Corporation (“Exact Sciences”)

In August 2025, the Company signed an exclusive collaboration and license agreement with Exact Sciences (the “Exact Sciences License Agreement”) to commercialize the Company’s blood-based screening test for colorectal cancer (“CRC”) in the United States (“U.S.”). The Exact Sciences License Agreement was deemed effective for accounting purposes upon receipt of approval from the relevant governmental authority on November 7, 2025 (the “Antitrust Clearance Date”). On March 23, 2026, Abbott Laboratories (“Abbott”) completed its acquisition of Exact Sciences, and Exact Sciences became a subsidiary of Abbott.

Pursuant to the Exact Sciences License Agreement, the Company granted Exact Sciences (a) a non-exclusive, fully paid, royalty-free, sublicensable (subject to certain restrictions) license under certain of the Company’s intellectual property rights to develop in accordance with the development plan certain in vitro, blood-based products or services for diagnosis, screening or evaluation of CRC or colorectal pre-cancer (excluding certain multi-cancer tests) (each a “Collaboration Product”) for all uses and purposes, excluding the diagnosis, screening or evaluation of measurable residual disease (the “Field”), (b) a co-exclusive, royalty-bearing, sublicensable (subject to certain restrictions) license under certain of the Company’s intellectual property rights to commercialize Collaboration Products that are laboratory developed tests until the later of (i) the date of approval by the FDA of a premarket approval application for a class III medical device for CRC or colorectal pre-cancer that meets certain requirements for the first Collaboration Product and (ii) antitrust clearance, which occurred on November 7, 2025 and (c) upon approval by the FDA of a Collaboration Product, an exclusive, royalty bearing, sublicensable (subject to certain restrictions) license under certain of the Company’s intellectual property rights to commercialize Collaboration Products in the Field in the U.S. In addition, the Company granted Exact Sciences a non-exclusive, worldwide license to manufacture Collaboration Products for purposes of developing and commercializing Collaboration Products as expressly permitted above. Collaboration Products exclude certain future CRC products for which Exact Sciences is granted a certain right of first negotiation in the U.S.

Pursuant to the Exact Sciences License Agreement, the Company received a one-time, non-refundable, non-creditable, upfront payment of $75.0 million from Exact Sciences on November 3, 2025 as partial consideration for the rights and license granted. The Company is also eligible to receive up to $700.0 million in certain development and regulatory milestones; annual development payments of up to $20.0 million per year over three years for funding of R&D development expenses leveraging the technology for those three years; and tiered royalties ranging from low to high double-digit percentages on U.S. sales of any commercial products that may result from the collaboration, subject to customary deductions under certain circumstances.

The Exact Sciences License Agreement is subject to termination by either party for the other party’s uncured material breach or its insolvency. Subject to certain limitations, the Company and Exact Sciences both have certain termination for convenience rights, exercisable upon sufficient prior written notice. Specifically, the Company's right to terminate for convenience may be exercised if Exact Sciences ceases commercialization activities for all Collaboration Products; or if there is a patent challenge with respect to the Company’s patent rights in the U.S.; or if Exact Sciences’ licensees commercially launch, as a standalone product, the in vitro, blood-based product for the diagnosis, screening or evaluation of colorectal cancer in the U.S. that Exact Sciences is developing. Exact Sciences may terminate the agreement in its entirety, upon prior written notice to the Company, upon earlier of not meeting a certain development milestone event or by January 1, 2028.

Exact Sciences also has a right to terminate the collaborative activities under the Exact Sciences License Agreement at certain specified points during the collaboration term. Other customary termination rights are further provided in the Exact Sciences License Agreement.

The Company concluded at the commencement of the arrangement that Exact Sciences was a customer and the Exact Sciences License Agreement should be accounted for under ASC 606. Performance obligations identified under the Exact Sciences License Agreement includes the delivery of intellectual property and licenses related to development, co-exclusive commercialization, manufacturing, and data; research and development services; the delivery of the exclusive commercialization license; technology transfers; and a material right granted to the customer for certain laboratory tests that will be billed at cost by the Company.

The promises related to the development license, co-exclusive commercialization license, manufacturing license, and data license were considered functional intellectual property and determined to be distinct from the remaining promises in the Exact Sciences License Agreement. These licenses were delivered at the same time, therefore, they are considered one performance obligation at contract inception.

The Company determined the transaction price under ASC 606 at the inception of the Exact Sciences License Agreement to be $143.4 million, consisting of the $75.0 million up front payment, $60.0 million reimbursement for development costs, and $8.4 million allocated to the Exact Sciences License Agreement from the proceeds received in the Exact Sciences Convertible Note (see Note 8). The reimbursement for development costs includes $20.0 million of variable consideration per year, that is expected to be paid by Exact over a three year period from the effective date of the contract.

The Exact Sciences License Agreement includes $700.0 million milestone payments, of which $100.0 million is payable upon FDA approval of the Company’s initial version of a Collaboration Product, $100.0 million is payable upon first-line FDA approval for the next-generation test contingent on meeting predefined performance benchmarks, and $500.0 million is payable upon a Collaboration Product being rated as a first-line A or B test in the USPSTF guidelines or meeting certain payer contracted coverage requirements. If the predefined performance benchmarks are not achieved, or if the Collaboration Product is rated as a second-line A or B test in the USPSTF guidelines, then each respective milestone payment may be reduced as provided in the Agreement. The Company determined that these development and regulatory events are not within the Company’s control or the licensee’s control and are not considered probable of being achieved until those approvals are received. Accordingly, the Company has fully constrained the milestone payments. The Exact Sciences License Agreement also includes sales-based royalty payments, determined on a level of sales for which the license is deemed to be the predominant item to which the royalties relate. The Company will recognize revenue for these payments at the later of (i) when the related sales occur, or (ii) when the performance obligation to which some or all of the royalty has been allocated has been satisfied or partially satisfied.

The Company allocated the transaction price at inception to each performance obligation based on a relative standalone selling price (“SSP”) basis. The SSP of the exclusive commercialization license was determined using an income approach, considering the discounted cash flows related to the license. SSPs for each of the data license, development license, and manufacturing license were determined using a replacement cost approach. The SSPs of the technology transfers and research & development services were determined utilizing the cost-plus margin approach, considering the cost for services and an assumed margin that a market participant would pay to obtain the services. The SSP of the material right related to the laboratory tests was also determined utilizing the cost-plus margin approach, based on the expected reimbursed cost of the laboratory tests and an assumed margin that a market participant would charge to perform the laboratory tests.

The Company recognizes the revenue for the intellectual property, exclusive commercialization license and, the technology transfers at a point in time when the performance obligations are satisfied. Revenue related to the research and development services is recognized over time using a cost input method as services are performed while the revenue associated with the material right will be recognized over time using an output method as the laboratory tests are performed, which the Company believes best depicts the transfer of control to the customer.

The following table summarizes the changes in deferred revenue (in millions):

Balance at December 31, 2025	$56.3
Additions to deferred revenue during the six months ended June 30, 2026	20.0
Recognized in revenue during the six months ended June 30, 2026	(5.2)
Balance at June 30, 2026 (1)	$71.1

(1) During the three and six months ended June 30, 2026, the Company recognized $1.5 million and  $5.2 million revenue, respectively, related to the research and development services provided during the period. A related contract asset and deferred revenue were also recorded, as the contractual right to payment for collaboration services under the Exact Sciences License Agreement has not yet been raised. In accordance with ASC 606, contract assets and liabilities associated within an agreement are considered interdependent and are presented net on the condensed balance sheets. Accordingly, the related contract asset was netted against deferred revenue balance as of June 30, 2026.

As of June 30, 2026, the aggregate transaction price allocated to unsatisfied performance obligations was $111.1 million, which consists of deferred revenue of $71.1 million and variable consideration for the reimbursement of developmental services of $40.0 million, and is expected to be recognized upon transfer of control of the underlying promised goods or services to Exact Sciences as follows: $92.8 million is expected to be recognized upon transfer of the exclusive commercialization license, $0.4 million is expected to be recognized upon satisfaction of the technology transfers, $14.3 million is expected to be recognized as the research and development services are performed and $3.6 million is expected to be recognized for the material right as the laboratory tests are performed.

Service and Other Revenue

The Company derives revenue from the sale and distribution of tests and services through its U.K.-based subsidiary, Freenome Ltd. Revenue is recognized at a point in time as the Company satisfies its performance obligations by transferring the goods and services to its customers.

The following table summarizes the revenue by type (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
Revenue type	2026	2025	2026	2025

EarlyCDT Lung royalties	$0.4	$0.3	$0.8	$0.5
EarlyCDT Lung test kits	0.3	0.7	0.4	0.8
EarlyCDT Lung test plates	0.1	0.1	0.2	0.3
Total revenue	$0.8	$1.1	$1.4	$1.6

Note 7—Exclusive License and Option Agreement with Roche

In November 2025, the Company entered into an exclusive license and option agreement with Roche Sequencing Solutions, Inc. (‘‘Roche Sequencing’’), and a promissory note agreement with Roche Holdings (‘‘Roche Promissory Note Agreement’’) related to a convertible promissory note (the ‘‘Roche Convertible Note’’) under which the Company received total proceeds of $75.0 million (see Note 8).

The exclusive license and option agreement with Roche Sequencing (the ‘‘Roche License and Option Agreement’’) grants Roche Sequencing two rights: (a) an exclusive option (the ‘‘Option’’) to obtain an exclusive, royalty-bearing, sublicensable (subject to certain restrictions) license to certain of the Company’s intellectual property rights for the manufacture and sale of kitted assays for cancer screening, including for colorectal cancer and lung cancer (the ‘‘Licensed Products’’), outside the U.S.; and (b) in the event that the Company seeks to enter into a partnering transaction to offer centralized testing services for cancer screening outside the U.S., a preferred partner right to negotiate with the Company a definitive agreement for such partnering transaction. In addition, the Company agreed to conduct an evaluation of the Company’s cancer detection assays using Roche Sequencing’s sequencer (the ‘‘SBX Platform’’) for no more than two years (the ‘‘Evaluation Period’’), beginning when the SBX Platform is delivered to the Company by Roche Sequencing.

Under the Roche License and Option Agreement, Roche Sequencing is obligated to pay the Company a $10.0 million option exercise fee within thirty (30) days of its written notice to exercise the option.

If Roche Sequencing exercises the Option, the Company may receive up to $100.0 million in milestone payments as well as royalties on non-U. S. test sales that range from low single-digits to mid-teens, depending on sales of the Licensed Products. The Company may also receive up to $24.0 million in SBX research and development related milestones payments.

The Option can be exercised anytime from November 14, 2025 (date of the Roche License and Option agreement) through and until one year after the earlier of (i) Licensed Products for at least five separate indications, including CRC and lung cancer as two of such five separate indications, have been approved or cleared by the FDA, or (ii) (x) Licensed Products for CRC and lung cancer have been approved or cleared by the FDA, and (y) the Company has launched Licensed Products as laboratory developed tests under applicable regulatory requirements in the U.S., or Licensed Products have been approved or cleared by the FDA, for three additional separate indications other than CRC and lung cancer. The agreement terminates upon the earlier of (i) the expiration of the royalty term for all Licensed Products in the Territory if the Customer exercises the Option, or (ii) if Roche does not exercise the Option, three years after the Company has made all commercial assays of the Company available on the SBX Platform or the termination of the SBX Evaluation Plan and Implementation Plan. The Roche License and Option Agreement is subject to termination by either party for the other party’s uncured material breach. Additionally, both the Company and Roche Sequencing have certain specific termination rights, upon sufficient prior written notice. The Company may terminate if, following the exercise of the Option, Roche Sequencing engages in any patent challenge with respect to any licensed patent. The Company also has termination rights if, following receipt of regulatory approval for a licensed product, Roche Sequencing (i) does not initiate commercialization activities for at least one licensed product during the twelve (12) month period following the date of such regulatory approval, or (ii) ceases all commercialization activities for all licensed products for a continuous period of twelve (12) months. Conversely, Roche Sequencing may terminate the agreement if there is a Change of Control at the Company.

The Company determined that the Roche License and Option Agreement and the Roche Promissory Note Agreement should be assessed as a single combined transaction as the agreements were negotiated and entered into together, with a single commercial objective. The Company allocated the difference between the total upfront proceeds of $75.0 million and the initial fair value of the Roche Convertible Note (see Note 9) to the Roche License and Option Agreement. The Company recorded the $15.0 million proceeds allocated to the Roche License and Option Agreement as other long-term liabilities as of June 30, 2026 and December 31, 2025, respectively.

The Roche License and Option Agreement does not meet the criteria to be considered a contract under ASC 606 as of June 30, 2026 as the parties do not have enforceable rights until Roche Sequencing exercises the Option or delivers the SBX Platform to the Company. As of June 30, 2026, and through the date the consolidated financial statements are issued, Roche Sequencing has not exercised the Option and has not provided the SBX Platform to the Company. Following the exercise of the Option or delivery of the SBX Platform, the Roche License and Option Agreement will meet the criteria of a contract within the scope of ASC 606. The nature of the performance obligations identified in the Roche License and Option Agreement, and the satisfaction of those performance obligations, will vary depending on the timing of the exercise of the Option or delivery of the SBX Platform.

Note 8—Debt

Exact Note Purchase Agreement with Exact Sciences

In August 2025, the Company entered into a Convertible Promissory Note Purchase Agreement with Exact Sciences (‘‘Exact Sciences Note Purchase Agreement’’), pursuant to which the Company issued a senior unsecured convertible note (‘‘Exact Convertible Note’’) with an aggregate principal amount of $50.0 million to Exact Sciences, which remains fully outstanding as of June 30, 2026.

The Exact Convertible Note bears interest at 5% per annum and matures on the five-year anniversary date of August 12, 2030. Interest is payable quarterly in arrears on the last business day of each calendar quarter, beginning on September 30, 2025. The Exact Convertible Note will automatically convert into shares of the Company’s common stock upon the occurrence of a public listing, provided that, the volume-weighted average sales price over a period of 10 consecutive trading days exceeds 1.5 times the original offer price per share following the listing.

The Exact Convertible Note is convertible at any time prior to the maturity date, at the holder’s option, into shares of the Company’s most senior series of preferred stock (if converted prior to a public filing) or into shares of the Company’s common stock (if converted following a public filing). The conversion is calculated by dividing the total principal and accrued and unpaid interest by the applicable conversion price. The conversion price is (i) the original issue price of the Company’s most senior series of preferred stock if prior to a public offering, or (ii) a price per share equal to 1.5 times the original public listing price following a public offering.

In the event of a default, Exact Science may accelerate the maturity date of the Exact Convertible Note and require full payment in cash of the principal amount, plus accrued and unpaid interest. Events of default include, among other things: failure to timely pay amounts due, the Company executing a general assignment for the benefit of creditors, the Company filing a petition or action for relief under any bankruptcy statute, or an involuntary petition being filed against the Company under any bankruptcy statute.

The Exact Sciences Note Purchase Agreement was entered into in connection with the Exact Sciences License Agreement (see Note 6). These agreements were evaluated as a single contract for revenue recognition purposes under ASC 606 because they were negotiated as a package with a single commercial objective, and the consideration in one agreement is dependent on the price of the other agreement. Accordingly, the principal amount received by the Company in excess of the initial fair value of the Exact Convertible Note was included in the total transaction price of the Exact Sciences License Agreement and initially recorded as deferred revenue as of issuance date. Refer to Note 6 for further discussion of the revenue recognized related to the Exact Sciences License Agreement during the period ended June 30, 2026.

The Company elected the fair value option to account for the Exact Convertible Note. Issuance costs incurred were not deferred but were recognized as an expense during the year ended December 31, 2025. The Company measured the Exact Convertible Note, including accrued interest, at fair value upon issuance, resulting in a recorded fair value of $41.6 million as of the issuance date. The difference between the fair value of the Exact Convertible Note and the proceeds received of $50.0 million was included in the transaction price of the Exact Sciences License Agreement and recorded as deferred revenue as of the issuance date (see Note 6). The change in fair value as of June 30, 2026 was $0.1 million and is included in interest expense in the condensed consolidated statements of operations. As of June 30, 2026, the carrying value of the Exact Convertible Note was $41.7 million.

Promissory Note Agreement with Roche Holdings, a related party

In November 2025, the Company executed the Roche Promissory Note Agreement with Roche Holdings, a related party, for a $75.0 million convertible promissory note, bearing an annual interest rate of 5%. The note is effective November 17, 2025 and matures May 17, 2027.

The Roche Convertible Note will automatically convert upon the earliest of: (i) the closing of the issuance and sale of capital stock of the Company in the Company’s underwritten initial public offering; (ii) any other transaction (such as a SPAC Transaction) that is not a Corporate Transaction (as defined in the Roche Promissory Note Agreement) but results in a class of the Company's shares or any successor entity's shares being registered under the Securities Exchange Act of 1934, as amended; or (iii) the next equity financing for shares of preferred stock.

The Roche Convertible Note is convertible at any time prior to the maturity date, at Roche’s option, into shares of the Company’s most senior series of preferred stock (if converted prior to a public filing) or into shares of the Company’s common stock (if converted following a public filing). The conversion is calculated by dividing the total principal and accrued and unpaid interest by the applicable conversion price, which is: (a) prior to a public listing of the Company, (x) the original issue price per share of the Company’s most senior series of preferred stock if prior to a public offering, or (y) the price paid per share for preferred stock by investors in a next equity financing times 80%; or (b) following a public listing of the Company, a price per share equal to 1.2 times the original public listing price.

In the event of a default, Roche may accelerate the maturity date of the Roche Convertible Note and require full payment in cash of the principal amount, plus accrued and unpaid interest. Events of default include, among other things: failure to timely pay amounts due, the Company executing a general assignment for the benefit of creditors, the Company filing a petition or action for relief under any bankruptcy statute, or an involuntary petition being filed against the Company under any bankruptcy statute.

The Roche Convertible Note and the Roche License and Option Agreement (collectively, the ‘‘Roche Agreements’’) were evaluated as a single contract as they were negotiated as a package with a single commercial objective, and the consideration in one agreement is dependent on the price of the other. The Company received total proceeds of $75.0 million upon execution of the Roche Agreements. The Company allocated the $75.0 million upfront proceeds received under the Roche Agreements to the Roche Convertible Note based on its fair value on issuance date of  $60.0 million and to the Roche License and Option Agreement based on the excess of the total proceeds received over the issuance date fair value of the Convertible Note of $15.0 million.

The Roche Convertible Note represents a liability under ASC 480, Distinguishing Liabilities from Equity (‘‘ASC 480’’), and was initially recorded based on the initial amounts allocated less applicable issuance costs. The Roche Convertible Note will subsequently be accounted for using the interest method over the contractual life of the instrument in accordance with ASC 835-30. The Company recorded $0.9 million and $1.9 million of contractual interest expense related to the Roche Convertible Note during the three and six months ended June 30, 2026, respectively. As of June 30, 2026, the carrying value of the Roche Convertible Note was $65.5 million. Upon the Closing of the Business Combination, the Roche Convertible Note automatically converted into shares of New Freenome common stock in accordance with the terms of the note. See Note 17.

The following table summarizes the Company’s principal obligations for convertible notes as of June 30, 2026 (in millions):

Year Ending June 30,	Exact Sciences Convertible Note	Roche Convertible Note	Total
2026 (remainder of year)	$—	$—	$—
2027	—	75.0	75.0
2028	—	—	—
2029	—	—	—
2030	50.0	—	50.0
Total principal balance	50.0	75.0	125.0
Change in fair value of convertible notes	0.1	—	0.1
Amount allocated to Exact Sciences License	(8.4)	—	(8.4)
Unamortized debt discount and issuance costs	—	(9.5)	(9.5)
Net carrying value	$41.7	$65.5	$107.2

Note 9—Common Stock

The Company has reserved shares for the issuance of common stock as follows:

	June 30, 2026	December 31, 2025
Convertible preferred stock common stock equivalent, if converted	213,907,881	213,907,881
Shares available for issuance under 2016 Equity Incentive Plan	11,282,298	10,804,104
Stock-based awards outstanding	43,506,948	43,985,142
Warrants to purchase common stock	478,060	478,060
Convertible notes(2)	17,208,781	17,170,902
Total	286,383,968	286,346,089

(2) The Company reasonably assumed the Convertible Notes will convert upon a public listing as defined in Note 8.

Retirement of the Treasury Shares

In February 2025, the Board of Directors approved the retirement of the 3,274,353 shares of common stock that were repurchased by the Company in 2019. Upon the formal retirement of treasury shares, the acquisition cost of repurchased shares of $2.6 million was reclassified out of treasury stock and recognized in additional paid-in-capital. The retired treasury shares revert to the status of authorized and unissued common shares.

Note 10 —Convertible Preferred Stock

The Company’s redeemable convertible preferred stock as of June 30, 2026 and December 31, 2025, consisted of the following:

	Shares Authorized	Shares Issued and Outstanding	Conversion Price	Aggregate Liquidation Preference	Net Carrying Value
				(in thousands)
Series Seed-1 preferred	3,360,000	3,360,000	$0.23810	$800	$800
Series Seed-2 preferred	9,092,395	9,092,395	$0.61051	5,551	5,551
Series A preferred	22,660,320	22,660,320	$3.07255	69,625	69,518
Series B preferred	36,207,457	36,207,457	$4.55707	165,000	164,659
Series C preferred	40,826,799	40,826,799	$6.61330	270,000	269,679
Series D preferred	39,775,664	39,775,644	$7.52334	299,246	299,151
Series E preferred	25,284,991	24,942,143	$11.10351	276,945	290,567
Series F preferred	36,493,093	35,677,074	$7.39866	263,963	263,655
Total	213,700,719	212,541,832		$1,351,130	$1,363,580

The Company evaluated the rights, preferences, and privileges of each series of convertible preferred stock and concluded that there were no freestanding derivative instruments or any embedded derivatives requiring bifurcation. As of June 30, 2026 the convertible preferred stock has the following rights, preferences, privileges, and restrictions:

●
Dividends Rights – The holders of shares of convertible preferred stock (the “preferred stockholders”) are entitled to receive non-cumulative dividends, as adjusted for stock splits, dividends, reclassifications or the like, prior and in preference to any declaration or payment of any dividends to the holders of shares of the Company’s common stock (“common stock,” and the holders of common stock, the “common stockholders”), when and if declared by the Company’s Board of Directors (the “Board”), at a rate of 6.0% of the applicable Original Issue Price (as defined) per annum on each outstanding share of convertible preferred stock. The Board has not declared any dividends to date.

●
Voting Rights – The preferred stockholders are entitled to voting rights equal to the number of whole shares of common stock into which each share of convertible preferred stock could be converted. In addition, so long as at least 2,000,000 shares of Series A preferred stock are outstanding, the holders of shares of Series A preferred stock, voting together as a separate class, are entitled to elect one member of the Board. So long as at least 2,000,000 shares of Series B preferred stock are outstanding, the holders of shares of Series B preferred stock, voting together as a separate class, are entitled to elect one member of the Board. So long as at least 2,000,000 shares of Series C preferred stock are outstanding, the holders of shares of Series C preferred stock, voting together as a separate class, are entitled to elect one member of the Board. So long as at least 2,000,000 shares of Series E preferred stock are outstanding, the holders of shares of Series E preferred stock, voting together as a separate class, are entitled to elect two members of the Board. The common stockholders, voting exclusively and as a separate class, are entitled to elect one member of the Board. The preferred stockholders and the common stockholders, voting together as a single class on an as-converted basis, are entitled to elect any remaining members of the Board.

●
Liquidation Rights – In the event of any liquidation, dissolution or winding up of the Company, including certain mergers, consolidations, and asset sales, either voluntary or involuntary, the holders of shares of convertible preferred stock then outstanding, on a pari passu basis, are entitled to receive, prior to and in preference to the common stockholders, an amount equal to the greater of (i) the applicable Original Issue Price, plus declared but unpaid dividends, or (ii) such amount per share as would have been payable had all shares of convertible preferred stock been converted into shares of common stock, as adjusted for stock splits, dividends, reclassifications or the like. If, upon occurrence of such an event, the assets and funds distributed among the holders of shares of convertible preferred stock are insufficient to permit the above payment to such holders, then the assets and funds of the Company legally available for distribution to the holders of shares of convertible preferred stock will be distributed ratably among the holders in proportion to the preferential amount each such holder is otherwise entitled to receive. Following these payments, the remaining assets and surplus funds of the Company, if any, will be distributed ratably among the common stockholders based on the number of shares of common stock held.

●
Redemption Rights – The convertible preferred stock is not redeemable by the preferred stockholders except in connection with a Deemed Liquidation Event (as defined) which does not include the dissolution of the Company.

●
Conversion Rights – Each share of preferred stock is convertible at the option of the holder at any time after the date of issuance into the number of shares of common stock determined by dividing the Original Issue Price by the Conversion Price (as defined). The Conversion Price for each series of convertible preferred stock was initially equal to the Original Issue Price for such series, and as of June 30, 2026 each share of convertible preferred stock (other than for the Series D and E preferred stock) is convertible into one share of common stock. The issuance of the Series F preferred stock triggered the anti-dilution protection provision for the Series D and E preferred stock. As a result, the Conversion Price per share for each of the Series D and E preferred stock was adjusted from $7.54230 and $11.6670 to $7.52334 and $11.10351, respectively, and accordingly, each share of Series D and E preferred stock is convertible into 1.0025 and 1.0507 shares of common stock. Shares of convertible preferred stock automatically convert into shares of common stock upon the earlier of (i) the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, of common stock where the gross proceeds to the Company are not less than $100.0 million, or (ii) the vote or written consent of the holders of at least a majority of the outstanding shares of convertible preferred stock voting together as a single class on an as-converted basis and the holders of at least a majority of the outstanding shares of Series C, D, E, and F preferred stock voting together as a single class on an as-converted basis.

●
Registration Rights – The preferred stockholders have the right to request the Company to file certain registration statements with the Securities and Exchange Commission for the registration of shares related to the convertible preferred stock. The obligations of the Company regarding such registration rights include, but are not limited to, reasonable efforts to cause such registration statement to become effective, keep such registration statement effective for up to 120 days, prepare and file amendments and supplements to such registration statement and the prospectus used in connection with such registration statement, and notify each selling holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed. The terms of the registration rights provide for the payment of certain expenses related to the registration of the shares, including a capped reimbursement of legal fees of a single special counsel for the preferred stockholders but do not impose any obligations for the Company to pay additional consideration to the holders in case a registration statement is not declared effective.

Note 11—Stock-Based Compensation

2016 Equity Incentive Plan

In May 2016, the Company adopted the 2016 Equity Incentive Plan, as amended (the ‘‘2016 Amended Plan’’). The Company’s employees, directors, officers, and consultants are eligible to receive awards under the 2016 Amended Plan. Under the 2016 Amended Plan, the Company may issue incentive stock options (‘‘ISOs’’), nonstatutory stock options, stock appreciation rights, restricted stock awards (‘‘RSAs’’), restricted stock unit awards (‘‘RSUs’’), and other stock awards. As of June 30, 2026, a total of 11.3 million shares of common stock were available for future issuance under the 2016 Amended Plan.

Stock Options

The following table summarizes the Company’s stock option activity for the six months ended June 30, 2026:

	Number of Options	Weighted-Average Exercise Price (3)
Outstanding – December 31, 2025	29,512,900	$3.19
Forfeited or canceled	(268,790)	4.28
Outstanding – June 30, 2026	29,244,110	$3.18
Exercisable– June 30, 2026	25,643,002	$3.13

(3) The Weighted-Average Exercise Price does not reflect the Repricing discussed below.

As of June 30, 2026, and December 31, 2025, there were 25,643,002, and 23,203,315 vested stock options outstanding, respectively.

Restricted Stock Units and Restricted Stock Awards

RSUs are share awards that, upon vesting, will deliver to the holder, shares of the Company’s common stock. The vesting of RSUs is conditioned on the satisfaction of two vesting requirements before the expiration date or earlier termination of the RSUs pursuant to the 2016 Amended Plan or the RSU Agreement: a time- and service-based requirement and a Liquidity Event Requirement. The Liquidity Event Requirement will be satisfied on the earliest to occur of: (i) the date that is the earlier of (1) six months after the effective date of an initial public offering of the Company and (2) March 15 of the calendar year following the year in which the initial public offering was declared effective; and (ii) the date of a change of control (as defined). Since the satisfaction of the Liquidity Event Requirement involves numerous risks and uncertainties, many of which are outside of the Company’s control, the performance condition is not deemed to be probable until the event actually occurs. Accordingly, no stock-based compensation expense for RSUs has been recognized to date and none of the RSUs have satisfied the two-tiered vesting requirement as of June 30, 2026, and 2025.

The following table summarizes the Company’s RSU activity for the six months ended June 30, 2026:

	Number of RSUs	Weighted Average Grant Date Fair Value Per Share
Outstanding– December 31, 2025	14,472,242	$3.58
Forfeited or canceled	(209,404)	4.19
Outstanding– June 30, 2026	14,262,838	$3.57

Stock-Based Compensation Expense

Stock-based compensation expense was as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
Stock-based compensation recognized as:	2026	2025	2026	2025
R&D expenses	$1,277	$1,382	$2,576	$2,701
G&A expenses	1,457	1,356	3,061	2,313
Total	$2,734	$2,738	$5,637	$5,014

As of June 30, 2026, total unrecognized stock-based compensation expense was approximately $62.9 million and consisted of $12.0 million related to stock options that are expected to be recognized over a weighted-average period of approximately 2.2 years, and $50.9 million related to RSUs with performance conditions that are not considered probable of vesting.

Option repricing

On October 24, 2025, the Board of Directors approved an option repricing (the ‘‘Repricing’’) of outstanding stock options held by certain current employees, including the Company’s named executive officers (the ‘‘Eligible Participants’’), which were granted under the 2016 Amended Plan. The Board approved the Repricing, effective October 2025 (the ‘‘Effective Date’’), upon the Compensation Committee’s recommendation, in order to retain and motivate the Company’s key contributors.

On the Effective Date, the exercise price of outstanding stock options (the ‘‘Repriced Options’’) granted under the 2016 Amended Plan and held by the Eligible Participants, specifically those with an exercise price per share greater than $2.39, was repriced to $2.39 per share (the ‘‘New Exercise Price’’). The closing of the BCA with PCSC does not qualify as a Corporate Transaction and would not end the required Retention Period (as defined below).

To exercise the Repriced Options at the New Exercise Price, Eligible Participants must remain in service with the Company throughout the Retention Period (as defined herein). The retention period begins on the Effective Date and ends on the earlier of (i) the one-year anniversary of the Effective Date, or (ii) a Corporate Transaction (as defined in the 2016 Amended Plan). If the Retention Period is not satisfied, the Eligible Participant will be required to pay the original exercise price of the corresponding option upon exercise. This requirement is waived if the Eligible Participant’s service is terminated due to death or disability (as defined in the 2026 Plan). Additionally, if a Corporate Transaction occurs prior to the first anniversary of the Repricing Date, the exercise price of the Repriced Options will be equal to $2.39 per share.

The repricing was communicated to employees during January 2026. The estimated incremental stock compensation cost of approximately $1.9 million, calculated using a lattice model, will be recognized over the retention period. The Company recognized approximately $0.5 million  and $0.8 million of incremental stock-based compensation expense during the three and six month periods ended June 30, 2026, respectively.

Note 12—Net Loss Per Share Attributable to Common Stockholders

The Company calculates basic and diluted net loss per share attributable to common stockholders in conformity with the two-class method required for participating securities. The Company considers its convertible preferred stock to be participating securities as, in the event a dividend is paid on common stock, the holders of convertible preferred stock and unvested shares of common stock would be entitled to receive dividends on a basis consistent with the common stockholders. The net loss attributable to common stockholders is not allocated to the convertible preferred stock as the holders of those securities do not have a contractual obligation to share in losses. Deemed dividends, if any, on preferred stock are added to net loss to arrive at net loss attributable to common stockholders.

Under the two-class method, basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period, without consideration of potential dilutive securities. Diluted net loss per share attributable to common stockholders is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock and potential dilutive common stock equivalents outstanding during the period if the effect is dilutive. During all periods presented, the Company incurred net losses attributable to common stockholders. Accordingly, the effect of any common stock equivalents would have been anti-dilutive during those periods and are not included in the calculation of diluted net loss per share attributable to common stockholders. Included in the weighted-average shares of common stock outstanding for the three months ended June 30, 2026 and 2025 were 428,560 vested shares, respectively, related to a warrant to purchase the Company’s common stock at an exercise price of $0.01 per share (‘‘Penny Warrants’’).

Basic and diluted net loss per share attributable to common stockholders is calculated as follows (in thousands, except share and per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Numerator:
Net loss	$(69,029)	$(58,731)	$(132,588)	$(116,605)
Denominator:
Weighted-average shares of common stock outstanding – basic and diluted	26,696,158	26,439,086	26,696,158	26,423,995
Net loss per share attributable to common stockholders – basic and diluted	$(2.59)	$(2.22)	$(4.97)	$(4.41)

The following outstanding potentially dilutive securities have been excluded from the calculation of diluted net loss per share, as their effect is anti-dilutive:

	June 30, 2026	December 31, 2025
Convertible preferred stock, common stock equivalent, if converted	213,907,881	213,907,881
Options to purchase common stock	29,244,110	29,512,900
Restricted stock units issued and outstanding	14,262,838	14,472,242
Warrants to purchase common stock	49,500	49,500
Convertible notes	17,208,781	17,170,902
Total	274,673,110	275,113,425

Note 13—Commitment and Contingencies

Legal Contingencies

The Company may be, from time to time, a party to various disputes and claims arising from normal business activities. The Company accrues for loss contingencies when available information indicates that it is probable that a liability has been incurred and the amount of such liability can be reasonably estimated. For cases in which the Company believes that a reasonably possible loss exists, the Company discloses the facts and circumstances of the loss contingency, including an estimable range, if possible. Management believes that there are currently no claims or actions pending against the Company where the ultimate disposition could have a material adverse effect on the Company’s results of operations, financial condition, or cash flows.

Indemnification Agreements

The Company has agreed to indemnify its officers and directors for certain events or occurrences, subject to certain limits, while the officer or director was serving at the Company’s request in such capacity. The maximum amount of potential future indemnification liability is unlimited; however, the Company holds directors’ and officers’ liability insurance which limits the Company’s exposure and may enable it to recover a portion of any future amounts paid.

In the normal course of business, the Company also enters into contracts and agreements with service providers and other parties with which it conducts business that contain indemnification provisions pursuant to which the Company has agreed to indemnify the party against certain types of third-party claims. From time to time, the Company may receive indemnification claims under these contracts in the normal course of business. The Company has not experienced any material losses related to these indemnification provisions and has no material claims with respect thereto. The Company does not expect significant claims related to these indemnification provisions and, consequently, concluded that the fair value of any obligations is negligible, and no related accruals have been established. In the event that one or more of these matters were to result in a claim against the Company, an adverse outcome, including a judgment or settlement, may cause a material adverse effect on the Company’s future business, operating results, or financial condition.

Purchase Commitments

In the normal course of business, the Company enters into agreements containing noncancellable purchase commitments for goods and services with various parties. As of June 30, 2026, the Company has a noncancellable cloud services agreement and has committed to purchase cloud computing services totaling $119.1 million over the remaining period of the agreement through January 31, 2029. Other noncancellable unconditional purchase commitments having a remaining term over one year were as follows (in thousands):

Year Ending December 31,
2026 (remainder of year)	$4,159
2027	8,250
$12,409

Note 14—Leases

The Company’s lease portfolio consists primarily of operating leases for its current corporate headquarters, laboratory facilities, and warehouse facilities, with lease terms ranging from 1 to 11 years. Certain of the Company’s operating leases contain optional renewal periods to extend the lease terms, which are not reasonably assured. The Company’s operating leases include various covenants, indemnities, defaults, termination rights, security deposits and other provisions customary for lease transactions of this nature.

The Company’s most significant operating lease pertains to an 11-year lease agreement for approximately 335,419 square feet used as its corporate headquarters, office, and laboratory space in two buildings (building I and building III) located in Brisbane, California. The lease will continue for an initial term of 11 years, with options to extend the term for two successive five-year periods after the initial expiration date.

The components of lease costs, were as follows (in thousands):

	Six Months Ended June 30,
	2026	2025
Operating lease cost	$12,264	$14,301
Variable lease cost	5,174	5,129
Finance lease cost:
Finance lease amortization	46	92
Interest on finance lease liabilities	—	3
Total lease cost	$17,484	$19,525

Certain information related to the Company’s leases was as follows (in thousands):

	Six Months Ended June 30,
	2026	2025
Cash paid for amounts included in the measurement of lease liabilities:
Operating leases	$13,224	$15,368
Finance leases	$—	$135

	June 30, 2026	June 30, 2025
Weighted-average remaining lease term (in years):
Operating leases	8.5	9.4
Finance leases	—	0.1
Weighted-average discount rate:
Operating leases	11.3%	11.3%
Finance leases	—%	7.5%

The following table summarizes the Company’s future principal contractual obligations for lease commitments as of June 30, 2026 (in thousands):

Year Ending December 31,	Operating Leases
2026 (remainder of year)	$16,030
2027	32,872
2028	33,944
2029	35,053
2030	36,201
Thereafter	165,841
Total undiscounted lease payments	319,941
Less: Imputed interest	(115,711)
Total lease liabilities	204,230
Less: Current portion of lease liabilities	11,194
Non- current lease liabilities	$193,036

There is no remaining finance lease obligation as of June 30, 2026.

Note 15—Related Party Transactions

Transactions with Affiliates

The Company considers Roche Holdings, Inc. and its affiliates (the ‘‘Roche Group’’) to be related parties due to the Roche Group’s beneficial ownership in the Company, which exceeded 10% of the voting interests in the Company as of June 30, 2026, and December 31, 2025. The Company has entered into certain agreements with the Roche Group for the purchase or use of equipment, consumable products such as reagents and supplies, and services. In addition, the Company has entered into certain material transfer agreements in which the Company transfers certain samples to the Roche Group for research, testing and evaluation. The Company incurred approximately $0.4 million during the three months ended June 30, 2026 and 2025, respectively, and $1.8 million and $0.7 million during the six months ended June 30, 2026 and 2025, respectively under these agreements, which are recognized as R&D expenses in the consolidated statements of operations. The Company has entered into a Research Service Agreement with a member of the Roche Group, pursuant to which the Company uses its multiomics platform to perform tests and data analysis on samples provided by the Roche Group. The Company did not recognize any service revenue under this agreement for the six months ended June 30, 2026 and 2025, respectively.

In November 2025, the Company entered into the Roche License and Option Agreement with Roche Sequencing and the Roche Promissory Note Agreement with Roche Holdings for which the Company received total proceeds of $75.0 million. As of June 30, 2026, the carrying value of the Roche Convertible Note of $65.5 million was recorded as Convertible Note, related party and the $15.0 million allocated to the Roche License and Option Agreement was recorded as other long-term liabilities on the Company’s condensed consolidated balance sheet. The Company recorded interest expense related to the Roche Convertible Note of $0.9 million and $1.9 million during the three and six months ended June 30, 2026. See Note 7 for further description of the Roche License and Option Agreement with Roche Sequencing and Note 8 for further description of the Roche Convertible Note.

Note 16— Segment and Geographic Information

The Company operates as one operating and reportable segment focused on the development of an early cancer detection platform. The Company’s chief operating decision maker (the ‘‘CODM’’) is its Chief Executive Officer, who uses consolidated net loss (that is also reported on the condensed consolidated statements of operations) as the key measure of segment profit and loss that the CODM uses to allocate resources and assess performance. The CODM does not evaluate operating segment performance using asset information.

The CODM uses consolidated net loss to evaluate the Company’s expenditures from the segment and monitor budget-to-actual results. The CODM also considers budget-to-actual variances and available cash when making decisions about the allocation of resources across the organization. Significant segment expenses within consolidated net loss are cost of services, research and development, general and administrative, and other segment items are interest and investment income, net, interest expense and other income (expense), net, which are separately presented on the Company’s condensed consolidated statements of operations.

The following table presents information about reported segment revenue by geographic location (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
United States	$1,465	$—	$5,155	$—
International	809	1,101	1,341	1,495
Total Revenue	$2,274	$1,101	$6,496	$1,495

During the year ended June 30, 2026, $5.2 million of the Company’s consolidated revenue is attributable to one customer. As of  June 30, 2026 and December 31, 2025, all of the Company’s long-lived assets and right-of-use assets are located in the United States.

Note 18— Subsequent Events

The Company has evaluated subsequent events through Aug 13 2026, the date these unaudited interim condensed consolidated financial statements were available to be issued.

Business Combination

On December 5, 2025, the Company entered into a Business Combination Agreement with Perceptive Capital Solutions Corp (“PCSC”), a publicly traded special purpose acquisition company, and certain of its subsidiaries. On July 20, 2026, the Company completed the transactions contemplated by the Business Combination Agreement, as amended (the “Business Combination” or the “Closing”).

In connection with the Business Combination, PCSC domesticated from the Cayman Islands to the State of Delaware, changed its name to Freenome, Inc. (“New Freenome”), and adopted a new certificate of incorporation and bylaws. Through a series of merger transactions, the Company became a wholly owned subsidiary of New Freenome.

Upon the Closing, the outstanding shares of the Company’s common stock and preferred stock were converted into an aggregate of 68,065,429 shares of New Freenome common stock based on an exchange ratio of approximately 0.282895. In addition, outstanding options to purchase shares of the Company’s common stock were converted into options to purchase an aggregate of 8,272,601 shares of New Freenome common stock, with the number of underlying shares and exercise prices adjusted based on the exchange ratio. Outstanding restricted stock units of the Company were converted into restricted stock units covering an aggregate of 4,034,512 shares of New Freenome common stock.

Upon the Closing, the $75.0 million outstanding principal amount and $2.5 million of accrued interest under the convertible promissory note issued to Roche Holdings, Inc. were converted into 6,460,616 shares of New Freenome common stock.

In connection with the Closing, New Freenome received aggregate gross proceeds of approximately $310.7 million, including $240.0 million of gross proceeds from a private investment in public equity (“PIPE”) financing that closed concurrently with the Business Combination. After giving effect to transaction costs, New Freenome received net proceeds of approximately $295.5 million. Deferred offering costs recorded on the balance sheet were netted off against the net proceeds from the de-SPAC transaction upon closing.

The Business Combination was accounted for as a reverse recapitalization, with the Company determined to be the accounting acquirer and PCSC treated as the acquired company for financial reporting purposes. Accordingly, the historical financial statements of the Company became the historical financial statements of New Freenome upon the Closing.